EXHIBIT 10.99

EMPLOYMENT AGREEMENT

AGREEMENT dated as of March 29, 2004 (the “Effective Date”) by and between VIRAGEN, INC., a Delaware corporation (“Employer” or the “Company”), and Charles A. Rice (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer desires to employ the Employee upon the terms and conditions hereinafter set forth and Employee desires to accept employment upon such terms and conditions; and

WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee’s employment by Employer.

1. EMPLOYMENT

Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon all the terms and conditions hereinafter set forth.

2. TERM OF AGREEMENT

This Agreement shall become effective and continue in effect until the third anniversary of the Effective Date. Commencing on the second anniversary of the Effective Date and on each anniversary date thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such anniversary date, the Company or Employee shall have given notice to the other that this Agreement shall not be extended, whereupon the term of this Agreement shall expire upon such anniversary date (the “Employment Term”).

3. EMPLOYEE’S REPRESENTATIONS AND WARRANTIES

Employee represents and warrants to Employer that he is free to accept employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or the exercise of his best efforts in his employment hereunder. Employee has made Employer aware of existence of the separation agreement between Employee and a former employer, which may require, from time to time, Employee to be interviewed, deposed or otherwise testify in any ongoing legal proceedings that may pertain to the Employee’s tenure as President and CEO of the former employer. It is not anticipated that this separation agreement will interfere with the Employee’s ability to perform under this Employment Agreement.

4. DUTIES AND EXTENT OF SERVICES

Employee shall be employed as Employer’s President and Chief Executive Officer and, as such, shall, subject to the direction of the Chairman of the Board and/or Board of Directors (“Board”), supervise the conduct the Employer’s operations and affairs as assigned by the Chairman of the Board and/or Board, and perform such other duties and responsibilities as may be assigned to Employee from time to time consistent with such title by the Chairman of the Board and/or Board. Employee shall use his best efforts to be loyal and faithful at all times and constantly endeavor to improve his ability and his knowledge of the business of Employer in an effort to increase the value of his services for the mutual benefit of Employer and Employee.

5. COMPENSATION

A.	Base Salary. For the first full year of this agreement, Employee shall receive an annual base salary of $300,000. Employee’s salary shall be payable monthly in arrears, in accordance with the Company’s normal payroll process. The Compensation Committee of the Board of Directors (“Compensation Committee”) will recommend subsequent year’s base salary to the Board. The base salary for the years following the first anniversary of this Agreement shall be not less than $300,000.

B.	Incentive bonus. Employee shall receive an annual incentive bonus based upon performance against agreed standards. For the calendar year 2004, the target bonus is $75,000. As soon as practical following the end of the calendar year, the Compensation Committee will evaluate Employee’s performance against the agreed standards and recommend to the Board an actual payout which shall range from 0% to 150% of the target bonus. The procedure for the Compensation Committee’s calculation of the actual bonus will be detailed in an addendum to this contract (Exhibit “A”) to be completed not later than April 1, 2004. For subsequent calendar years (and, if applicable, partial year): (i) the Compensation Committee will recommend a target bonus to the Board, which will not be less than $75,000, and; (ii) the criteria in the addendum (Exhibit “A”) will be updated to reflect current performance expectations and weightings.

6. FRINGE BENEFITS AND EXPENSES

A.	Employee Plans. Employee shall be eligible (subject to the terms and conditions of particular plans and programs) to participate in such medical, hospitalization, group health, accident, disability and life insurance programs and plans, such pension, 401K, profit sharing, stock option, incentive compensation and stock purchase plans and such other employee benefit programs to the same extent such plans and programs are made generally available from time to time by Employer to all of its other similarly-situated employees; provided, however, Employer shall be under no obligation to make any of such plans or programs available to its employees or continue any which currently or in the future exist, except as otherwise required by law.

B.	Other Expenses. Employer shall promptly pay directly or reimburse Employee for his reasonable out-of-pocket costs and expenses incurred in connection with the performance of his duties and responsibilities hereunder subject to the submission by Employee of appropriate invoices, receipts and other supporting documentation, consistent with Employer’s customary reimbursement policies and procedures.

7. STOCK OPTIONS

Employer hereby grants to Employee, options to acquire 1, 500,000 shares of the Company’s Common Stock:

A.	Options to acquire 1,000,000 shares as reflected in the Stock Option Agreement attached hereto as Exhibit “B” and made part hereof (the “Options”) for a period of five (5) years from the date hereof. Such Options shall vest: (i) one-half (1/2) upon the Effective Date of the Employment Agreement, and (ii) one-half (1/2) upon the first anniversary of the Effective Date (the “Time Vested Stock Options”).

B.	Options to acquire 500,000 shares as reflected in the Stock Option Agreement attached hereto as Exhibit “C” and made a part hereof for a period of ten (10) years from the date hereof. Such options shall vest: (i) for 250,000 shares, when the Volume Weighted Average Price (“VWAP”) of Viragen, Inc. common stock trades at or above $.50 per share for thirty consecutive trading days (the “$.50 VWAP Options”), and (ii) for 250,000 shares, when the VWAP of Viragen, Inc. common stock trades at or above $1.00 per share for thirty consecutive trading days (the “$1.00 VWAP Options”) or (iii) in their entirety upon the tenth (10th) anniversary of the Effective Date. The Options shall be exercisable as of the closing price of the Company’s quoted stock (current symbol “VRA”) on the Effective Date.

Upon a change of control (as defined in section 10D(ii) of this Agreement), (a “Change of Control”), the Time Vested Stock Options shall vest immediately. Upon a Change of Control if the Effective Transaction Price (as defined in the Stock Option Agreement) is equal to or greater than $0.50, the $0.50 VWAP Options shall vest immediately. Upon a Change of Control if the Effective Transaction Price is equal to or greater than $1.00, the $1.00 VWAP Options shall vest immediately.

Employer represents and warrants that (i) all shares underlying the Options will be issued from shares authorized for transfer under the applicable regulations of the Securities and Exchange Commission on Form S-8 and (ii) such registration covering the shares underlying the Options will be maintained as effective for the longer of (a) the Employment Term (including extensions thereof, if applicable) or (b) the Exercise Period of the Options as defined in Exhibits B and C.

In the event the Company spin-offs or split-offs any present or future subsidiaries or affiliated companies (a “Related Company”) or creates a tracking stock or similar instrument on behalf of a related business (each a “Transaction”), Employee will be entitled to receive that number of options in a Related Company equal to the percentage by which the Employee’s options in the Company at the date of the Transaction date bears to the fully diluted outstanding Common Stock of the Company at the date of the Transaction. For the purpose hereof, options and warrants shall be deemed the same security. The exercise price for such options shall be the price which bears the same relationship to the fair market value of the Related Company on the date of the Transaction as each of the Employees Company Option grant exercise prices bear to the fair market value of the Company’s common stock on the date of the Transaction i.e.,

Numerator:	Exercise Price(s)
of each
	of Employees		Market value of
	Company Options		Related Company		Exercise Price of
	held on date of		on date of		Option in new
	Transaction	X	Transaction	=	Related Company
(Multiplied by)
Denominator:	Market Price of
Company common
stock on date of
the Transaction

8. VACATION

Employee shall be entitled to such normal vacation time off (of not less than four weeks) as is granted to other members of senior management during each twelve-month period of the Employment Term. Employee shall not be entitled to compensation for any unused vacation upon termination of this Agreement. The periods during which Employee will be absent from work shall be determined by Employee taking into account the needs of Employer’s business.

9. FACILITIES

Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as it reasonably determines is adequate for Employee’s performance of his duties and responsibilities under this Agreement.

10. TERMINATION OF EMPLOYMENT

A.	Termination Events. Notwithstanding any provisions of this Agreement to the contrary, Employee’s employment may be terminated by Employer with “Cause” (as hereinafter defined) effective upon the delivery of written notice to Employee. In addition, Employee’s employment shall terminate (i) upon Employee’s death or (ii) upon Employee becoming “Disabled” (as hereinafter defined).

B.	Definition of Disabled. For purposes of this Agreement, Employee shall be deemed to be “Disabled” when, by reason of physical or mental illness or of injury, he is unable to perform substantially all of the duties and responsibilities required of him in connection with his employment hereunder. No disability shall be deemed to exist until after Employee shall be unable to perform his duties hereunder for ninety (90) consecutive days (the “Disability Period”). If Employee shall have been under a disability but shall have returned to work prior to the end of the Disability Period, any new disability commencing within 30 days of the termination of the prior disability shall be a continuation of the prior disability, and the period of all such disabilities shall be added together to determine whether, or how much of, the Disability Period has elapsed.

C.	Definition of Cause. For purposes of this Agreement, “Cause” shall be: (a) conviction for fraud or felonious criminal conduct, from which no appeal can be taken; (b) habitual drunkenness or drug addiction; (c) material sanctions against Employee, imposed or consented to, in his capacity as an employee of Employer or previous employers by regulatory agencies governing Employer or against Employer because of wrongful acts or conduct of Employee which have a material adverse affect upon the Employer and its business; (d) material breach or default by Employee of any of the material terms or conditions of this Agreement, and the continuation of such material breach or default by Employee for a period of seven days following the date of receipt of written notice from Employer specifying the breach or default of Employee; or (e) the resignation or quitting of Employee prior to the end of the Employment Term, if applicable, (in this last event, Employee’s employment shall be deemed terminated with Cause on the date that he resigns or quits).

If Employee’s employment is terminated by Employer without cause, as defined in this section, Employee shall be given 60 days written notice of termination by Employer, and be entitled to receive one year’s compensation and fringe benefits/expenses as provided for hereinabove. Additionally, in the event of termination without cause, or non-renewal of this Agreement at the end of the Employment Term, any vested but unexercised stock options granted to Employee shall continue to be fully exercisable through the expiration of 90 days from the date of termination.

D.	Termination Following a Change of Control.

i.	In the event that a “Change of Control” as hereinafter defined, and the occurrence of a “Good Reason” as hereinafter defined, of the Company shall occur at any time during the Employment Term or extensions thereof, the Employee shall have the right to terminate the Employee’s employment under this Agreement upon 30 days written notice given at any time within one year after the occurrence of such events, and such termination of the Employee’s employment with the Company pursuant to this Subsection 10, then, the Employee shall be entitled to such Compensation and Benefits as set forth in Subsection 10C of this Agreement.

ii.	For purposes of this Agreement, a “Change of Control” of the Company shall mean a change in control (A) as set forth in Section 280G of the Internal Revenue Code or (B) of a nature that would be required to be reported in response to Item 1 of the current report on Form 8K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as:

(a)	any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities then having the right to vote at elections of directors; or,

(b)	the individuals who at the commencement date of this Agreement the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by a vote of at least two thirds of the directors then in office who were directors at the commencement of this Agreement; or

(c)	there is a failure to elect five or more (or such number of directors as would constitute a majority of the Board of Directors) candidates nominated by management of the Company to the Board of Directors; or

(d)	the business of the Company for which the Employee’s services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

Anything herein to the contrary notwithstanding, this Subsection 10 will not apply where the Employee gives the Employee’s explicit written waiver stating that for the purposes of this Subsection 10 a Change in Control shall not be deemed to have occurred. The Employee’s participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

Anything to the contrary notwithstanding, termination shall not be deemed termination without Cause if there shall not have also occurred at or around a change in control a second event.

The second event is that the Employee is given “Good Reason” for choosing to terminate. Good Reason means, without the Employee’s express written consent, the occurrence of any of the following events after a Change in Control:

A.	a reduction by the Employer of the Employee’s rate of annual compensation,

B.	the failure of the Employer to continue in effect any Employee benefit plan or compensation plan in which the Employee participating following the Change in Control, unless the Employee is permitted to participate in other plans providing substantially comparable benefits, or the taking of any action by the Employer which would adversely affect the Employee’s participation in or materially reduce benefits under any such plan, provided, however, that changes affecting the participation or benefits of all similarly situated Employees shall not be treated as Good Reason hereunder,

C.	a materially adverse change in the level of the Employee’s employment responsibilities,

D.	a relocation of Employers offices such that Employee would be required to relocate his primary residence to provide for a reasonable daily travel distance to such new location.

11. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

     Confidential Information. Employee acknowledges that Employee has been informed that it is the policy of Employer to maintain as secret and confidential all information relating to (i) the financial condition, businesses and interests of Employer and its affiliates, (ii) the systems, know-how, products, services, costs, inventions, patents, patent applications, formulae, research and development procedures, notes and results, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets heretofore or hereafter acquired, sold, developed and/or used by Employer and its affiliates and (iii) the nature and terms of Employer’s and its affiliates’ relationships with their respective customers, clients, suppliers, lenders, vendors, consultants, independent contractors and employees (all such information being hereinafter collectively referred to as “Confidential Information”), and Employee further acknowledges that such Confidential Information is of great value to Employer and its affiliates and, in and by reason and as a result of Employee’s employment by Employer, Employee will be making use of, acquiring and/or adding to such Confidential Information. Therefore, Employee understands that it is reasonably necessary to protect Employer’s and its affiliates’ trade secrets, goodwill and business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the Board of Employer for the benefit of Employer and/or its affiliate(s) and/or as required in the course of his employment) at any time hereafter divulge or disclose for any purpose whatsoever to any persons, firms, corporations or other entities other than Employer or its affiliates (hereinafter referred to collectively as “Third Parties”), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law. Notwithstanding the foregoing, “Confidential Information” shall not include information or data that was (a) known to Employee on the Effective Date or subsequently disclosed to Employee by a Third Party having the right to do so, or (b) generally known or available to the public as of the Effective Date or which subsequently entered the public domain other than by virtue of disclosure by Employee.

     Employer’s Materials. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer or its affiliates any research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data, books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee’s duties with Employer and (ii) upon the cessation or termination of Employee’s employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered up to Employer any and all research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data, books, records, materials and other documents and materials in Employee’s possession or under Employee’s control relating to any Confidential Information or any property or information which is otherwise the property of Employer or its affiliates.

12. COVENANT-NOT-TO-COMPETE

     In view of the Confidential Information to be obtained by or disclosed to Employee, because of the know-how acquired and to be acquired by Employee relative to the operations disclosed below, and as a material inducement to Employer to enter into this Agreement and continue to employ Employee, Employee covenants and agrees that, so long as Employee is employed by Employer and for a period of one (1) year after Employee ceases to be employed by Employer as the result of a termination for any reason as provided in Paragraph 10C hereof or as a result of Employee not renewing pursuant to Paragraph 2. Employee hereby agrees to refrain from, anywhere in the world (the “Geographical Area”), directly or indirectly owning, managing, operating, controlling or financing, or participating in the ownership, management, control or financing of, or being connected with or having an interest in, or otherwise taking any part as a stockholder (other than deminimus amounts as a passive investor), director, officer, employee, agent, consultant, partner or otherwise in any business engaged in human leukocyte interferon therapy or avian transgenics.

13. EMPLOYER’S REMEDIES FOR BREACH OF SECTIONS 11 OR 12

Employee covenants and agrees that if Employee shall violate or breach any of Employee’s covenants or agreements provided for in Sections 11 and/or 12 hereof, Employer and/or its affiliates shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits, which Employee directly or indirectly has realized or realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Sections 11 and/or 12 hereof, Employer and/or its affiliates shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief, without posting of bond, from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee’s partners, agents, representatives, servants, employers or employees. Employer shall be entitled to such injunctive or other equitable relief in addition to any damages which are suffered, and the prevailing party shall be entitled to reasonable attorneys’ and paralegals’ fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. Resort by Employer and/or its affiliates to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer or its affiliates may have with respect to such breach or violation.

The provisions of this Employment Agreement shall not prevail over any applicable law, regulation or restriction that may apply to the conduct of the Company’s business and neither party is compelled to adhere to this Agreement if, in so doing, a violation of law, regulation or restriction would result. In the event Employee chooses to terminate his employment as a result of an unremedied violation of such law or regulation, Employer’s remedies pursuant to this paragraph 13 would not be applicable.

14. REASONABLENESS OF RESTRICTIONS

A.	Reasonableness. Employee acknowledges that any material breach or violation of Sections 11 and/or 12 hereof will cause irreparable injury and damage and incalculable harm to Employer and its affiliates and that it would be very difficult or impossible to measure the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and goodwill of Employer and its affiliates.

B.	Severability. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 12 and 13 hereof shall be construed as separate and divisible from every other provision and restriction and that, in the event that any one of the provisions of, or restrictions in, Sections 12 and/or 13 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included therein, and any one or more of such valid provisions and restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any such provision relating to time period and/or geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical area or type of restriction such court deems reasonable and enforceable, said time period and/or geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period and/or geographical restriction and/or type of restriction which such court deems reasonable and enforceable.

C.	Survivability. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 11, 12, and 13 of this Agreement shall survive any termination of this Agreement or of Employee’s employment (for any reason, including expiration of the Employment Term, including extensions thereof, if applicable).

D.	Comparable Restrictions. Employer agrees that it will use its best efforts to have other senior executives execute and observe agreements containing similar provisions as are contained in Sections 11, 12, 13 and 14 hereof.

15. EMPLOYEE’S DISCLOSURES AND REPRESENTATIONS AND WARRANTIES.

Employee hereby acknowledges, represents and warrants to, and/or agrees with, Employer as follows:

(a)	Subject to Employee’s right to designate family members to own the stock acquired through exercise of the Options, if any, that Employee is acquiring the Options for his own account, for investment purposes only, and not with a view to the public sale or distribution thereof, except as applicable under any Form S-8 Registration filed by the Company covering the Shares underlying the Options.

(b)	That Employee has full right, power and authority to perform all obligations under this Agreement.

(c)	Employee hereby agrees to indemnify and hold harmless Employer and its shareholders, directors, officers, employees and agents from and against any and all loss, damage, liability, cost or expense (including reasonable attorneys’ and paralegals’ fees and costs before and at trial and at all appellate levels) due to or arising out of any material inaccuracy in, or material breach of, any material representation, warranty or covenant of Employee contained herein.

16. INDEPENDENT COUNSEL

Employer and Employee agree that each of them have been, or were advised and fully understand that they are entitled to be represented by independent legal counsel with respect to all matters contemplated herein from the commencement of negotiations at all times through the execution hereof.

17. LAW APPLICABLE

This Agreement shall be governed by and construed pursuant to the laws of the State of Florida, without giving effect to conflicts of laws principles.

18. ARBITRATION

Any dispute, controversy, or claim arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination, shall be finally resolved by arbitration by the American Arbitration Association or JAMS/Endispute except as otherwise provided hereafter. Any such dispute, controversy or claim shall be submitted to a board of arbitrators composed of three competent disinterested persons, one to be chosen by Employer, one by Employee and the third to be selected by the two arbitrators so chosen. Such arbitration shall be conducted in English and all hearings in connection with such arbitration will take place in Broward County, Florida. The prevailing party shall be entitled to reimbursement of any and all fees of the arbitration proceedings.

The arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

The result of the arbitration will be binding on the parties, and judgement on the arbitrators’ award may be entered in any court having jurisdiction.

19. NOTICES

Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing, and if personally delivered or sent by certified or registered mail, return receipt requested, to his residence, in the case of Employee, or to its then principal office, in the case of Employer.

Employer agrees to notify Employee, by certified mail, 120 days prior to March 28, 2007 and each March 28th anniversary as further described in Paragraph 2 of this Agreement.

20. SUCCESSION

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, that Employee acknowledges and agrees that he cannot assign or delegate any of his rights, duties, responsibilities or obligations hereunder to any other person or entity.

21. ENTIRE AGREEMENT

This Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior agreements, both oral and written, between the parties hereto, except as related to rights of the Employee and obligations related thereto of Employer regarding previously granted stock options and previously purchased stock, as may have been modified from time to time. The subject matter hereof may not be amended, modified or terminated except by a writing signed by the parties hereto.

22. SEVERABILITY

If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

23. NO WAIVER

A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

24. ATTORNEY’S FEES

In the event that either of the parties to this Agreement institutes suit against the other party to this Agreement to enforce any of his or its rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys’ and paralegals’ fees and costs incurred before and at trial and at all tribunal levels.

25. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

26. INDEMNITY OF EMPLOYEE

Employer shall indemnify and hold harmless Employee from and against any and all claims, judgements, fines, penalties, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and costs) asserted against or incurred by Employee as a result of acts or omissions of Employee taken or made in the course of performing his duties for Employer or by reason of Employee acting or having acted as a director or officer of Employer, to the maximum extent permitted by law, including Section 607.0850, Florida Statutes (including the advancement of expense provisions thereof); provided, however, that such indemnity shall not apply to acts or omissions of Employee which constitute misconduct, gross negligence or which were intended by Employee to personally benefit Employee, directly or indirectly, at the expense of Employer, unless the matter which benefits Employee was first fully disclosed to the Board of Directors of Employer and approved by said Board.

Employer further agrees to use its best efforts to maintain Directors and Officers insurance coverage, for a minimum of $10 million, during the Employment Term or any extensions thereof.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.

VIRAGEN, INC.
By:	/s/ Carl N. Singer
CARL N. SINGER
Chairman of the Board of Directors

EMPLOYEE
/s/ Charles A. Rice
Charles A. Rice

Exhibit B

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, dated as of March 29, 2004 (the “Effective Date”) between Viragen, Inc. a Delaware Corporation (the “Company”) and Charles A. Rice (“Optionee”).

The Company hereby grants to Optionee an Option to acquire 1,000,000 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”), subject to the following terms and conditions:

     1. Grant of Option. The Company hereby grants to Optionee (the “Option”) to purchase up to 1,000,000 shares of Common Stock (the “Shares”), to be transferred upon the exercise thereof, fully paid and nonassessable.

     2. Exercise Price. The exercise price of the Shares subject to the Option shall be at market at the date of grant, $0.21 per share. The Company shall pay all original issue or transfer taxes upon the exercise of the Option by Optionee.

     3. Exercisability of Option; Rights and Privileges. Subject to the provisions of Paragraph 6 hereof, the Option shall be exercisable by Optionee ; (i) one-half (1/2) upon the Effective Date and (ii) one-half (1/2) upon the first anniversary of the Effective Date (the “Exercise Dates”) for a period of five (5) years from each Exercise Date.

All granted but unexercised Options shall continue to be fully vested and exercisable in accordance with the provisions herein:

     (i) if there occurs any corporate transaction (which shall include a series of corporate transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 66 2/3 percent of the voting stock of the Company in a (a) reorganization, (b) consolidation, (c) merger, (d) liquidation or (e) a similar of corporate transaction;

     (ii) if the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

     (iii) if the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

     4. Non-Assignability of Option. The Option shall not be given, granted, sold, exchanged, transferred, pledged, encumbered, assigned or otherwise disposed of by Optionee, other than by will, the laws of descent and distribution or estate planning purposes, and during the lifetime of Optionee, shall not be exercisable by any other person, but only by Optionee.

     5. Method of Exercise of Option. Optionee shall notify the Company by written notice, in the form of the Notice of Exercise attached hereto (Attachment A), delivered to the Company’s principal office, attention: Chief Financial Officer. The payment for the Shares shall be made by

Optionee’s check payable to the order to the Company in full payment for the total exercise price of the number of Shares purchased. As soon as practicable after the receipt of such Notice of Exercise and accompanying payment for the purchase of Shares, the Company shall, at its principal office, tender to Optionee a certificate or certificates issued in Optionee’s name evidencing the Shares purchased by Optionee hereunder.

     6. Termination of Option. To the extent exercisable but not exercised, the Option shall terminate upon the first to occur of the following dates:

     (a) five (5) years from the Exercise Date as defined herein if still in the employ of the Company; or

     (b) the expiration of ninety (90) days following the date Optionee’s employment terminates with the Company and/or any of its subsidiaries in the event of normal retirement or termination without cause.

     Subject to the provisions of this paragraph, in the event of Optionee’s death, the exercisable but unexercised portion of the Option may be exercised by the estate of Optionee, or by the person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of Optionee.

     7. Securities Laws. Employer represents and warrants that (i) all shares underlying the Options will be registered under the applicable regulations of the Securities and Exchange Commission on Form S-8; and (ii) such registration covering the shares underlying the Options will be maintained as effective for the longer of (a) the Employment Term and any extensions thereof, if applicable, or (b) the Exercise Period of the Options as defined herein.

     8. Adjustment of Shares. If at any time prior to the expiration or exercise in full of the Option, there shall be any increase or decrease in the number of issued and outstanding shares of the Common Stock through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of the Common Stock, then and in such event:

     (i) appropriate adjustment shall be made in the maximum number of Shares available for grant, so that the same percentage of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned; and

     (ii) appropriate adjustment shall be made in the number of Shares, and the exercise price per Share thereof, that remain unexercised under the Option, so that the same percentage of the Company’s issued and outstanding shares of Common Stock shall remain subject to purchase at the same aggregate exercise price.

Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale of upon the exercise of rights or warrants to subscribe therefore, or upon conversions of shares or obligations the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of exercise price of the Shares that remain unexercised under the Option.

Without limiting the generality of the foregoing, the existence of unexercised Shares under the Option shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares issuable upon exercise of the Option; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     9. No Rights as Stockholder. Optionee shall have no rights as a stockholder of the Company in respect of the Shares as to which the Option shall not have been exercised and payments made therefore as herein provided.

     10. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. Optionee acknowledges that Optionee has read and understands the Plan and agrees to abide by its terms.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. All terms not defined in this Agreement shall have the same meaning as in the Plan.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

VIRAGEN, INC.
By:	/s/ Carl N. Singer
Carl N. Singer
Chairman

OPTIONEE
/s/ Charles A. Rice
Charles A. Rice

ATTACHMENT A

NOTICE OF EXERCISE

The undersigned hereby irrevocably elects to exercise the within Option to the extent of purchasing ___shares of Common Stock of Viragen, Inc., a Delaware Corporation, and hereby makes payments of $___in payment therefor.

Signature

Date

INSTRUCTIONS FOR ISSUANCE OF STOCK AND CORPORATE RECORDS

Name:	(Please type or print in block letters)

Address:

Social Security #:

Phone #: (____)______________________________

Fax #: (____)________________________________

Exhibit C

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, dated as of March 29, 2004 (the “Effective Date”) between Viragen, Inc. a Delaware Corporation (the “Company”) and Charles A. Rice (“Optionee”).

The Company, hereby grants to Optionee an Option to acquire 500,000 shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”), subject to the following terms and conditions:

     1. Grant of Option. The Company hereby grants to Optionee (the “Option”) to purchase up to 500,000 shares of Common Stock (the “Shares”), to be transferred upon the exercise thereof, fully paid and nonassessable.

     2. Exercise Price. The exercise price of the Shares subject to the Option shall be at market at the date of grant, $0.21 per share. The Company shall pay all original issue or transfer taxes upon the exercise of the Option by Optionee.

     3. Exercisability of Option; Rights and Privileges. Subject to the provisions of Paragraph 6 hereof, the Option shall be exercisable by Optionee ; (i) one-half (1/2) upon the Volume Weighted Average Price (VWAP) of the Company’s common stock trading at or above $0.50 per share for thirty (30) consecutive trading days; (ii) one-half (1/2) upon the VWAP of the Company’s common stock trading at or above $1.00 per share for thirty (30) consecutive trading days or (iii) in their entirety on the tenth (10th) anniversary of the Effective Date.

All granted but unexercised Options shall continue to be fully vested and exercisable in accordance with the provisions herein:

     (i) if there occurs any corporate transaction (which shall include a series of corporate transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 66 2/3 percent of the voting stock of the Company in a (a) reorganization, (b) consolidation, (c) merger, (d) liquidation or (e) a similar of corporate transaction;

     (ii) if the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

     (iii) if the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

     4. Non-Assignability of Option. The Option shall not be given, granted, sold, exchanged, transferred, pledged, encumbered, assigned or otherwise disposed of by Optionee, other than by will, the laws of descent and distribution or estate planning purposes, and during the lifetime of Optionee, shall not be exercisable by any other person, but only by Optionee.

     5. Method of Exercise of Option. Optionee shall notify the Company by written notice, in the form of the Notice of Exercise attached hereto (Attachment A), delivered to the Company’s principal office, attention: Chief Financial Officer. The payment for the Shares shall be made by Optionee’s check payable to the order to the Company in full payment for the total exercise price of the number of Shares purchased. As soon as practicable after the receipt of such Notice of Exercise and accompanying payment for the purchase of Shares, the Company shall, at its principal office, tender to Optionee a certificate or certificates issued in Optionee’s name evidencing the Shares purchased by Optionee hereunder.

     6. Termination of Option. To the extent exercisable but not exercised, the Option shall terminate upon the first to occur of the following dates:

     (a) Ten (10) years from the Exercise Date as defined herein if still in the employ of the Company; or

     (b) The expiration of ninety (90) days following the date Optionee’s employment terminates with the Company and/or any of its subsidiaries in the event of normal retirement or termination without cause.

     Subject to the provisions of this paragraph, in the event of Optionee’s death, the exercisable but unexercised portion of the Option may be exercised by the estate of Optionee, or by the person who acquired the right to exercise the Option by bequest or inheritance or by reason of the death of Optionee.

     7. Securities Laws. Employer represents and warrants that (i) all shares underlying the Options will be registered under the applicable regulations of the Securities and Exchange Commission on Form S-8; and (ii) such registration covering the shares underlying the Options will be maintained as effective for the longer of (a) the Employment Term and any extensions thereof, if applicable, or (b) the Exercise Period of the Options as defined herein.

     8. Adjustment of Shares. If at any time prior to the expiration or exercise in full of the Option, there shall be any increase or decrease in the number of issued and outstanding shares of the Common Stock through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of the Common Stock, then and in such event:

     (i) appropriate adjustment shall be made in the maximum number of Shares available for grant, so that the same percentage of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned; and

     (ii) appropriate adjustment shall be made in the number of Shares, and the exercise price per Share thereof, that remain unexercised under the Option, so that the same percentage of the Company’s issued and outstanding shares of Common Stock shall remain subject to purchase at the same aggregate exercise price.

Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale of upon the exercise of rights or warrants to subscribe therefore, or upon conversions of shares or obligations the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of exercise price of the Shares that remain unexercised under the Option.

Without limiting the generality of the foregoing, the existence of unexercised Shares under the Option shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares issuable upon exercise of the Option; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     9. No Rights as Stockholder. Optionee shall have no rights as a stockholder of the Company in respect of the Shares as to which the Option shall not have been exercised and payments made therefore as herein provided.

     10. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. Optionee acknowledges that Optionee has read and understands the Plan and agrees to abide by its terms.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. All terms not defined in this Agreement shall have the same meaning as in the Plan.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

VIRAGEN, INC.
By:	/s/ Carl N. Singer
Carl N. Singer
Chairman

OPTIONEE
/s/ Charles A. Rice
Charles A. Rice

ATTACHMENT A

NOTICE OF EXERCISE

The undersigned hereby irrevocably elects to exercise the within Option to the extent of purchasing ___shares of Common Stock of Viragen, Inc., a Delaware Corporation, and hereby makes payments of $___in payment therefor.

Signature

Date

INSTRUCTIONS FOR ISSUANCE OF STOCK AND CORPORATE RECORDS

Name:	(Please type or print in block letters)

Address:

Social Security #:

Phone #: (____)______________________________

Fax #: (____)________________________________